EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Biostage, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-215410 on Form S-1, registration statement No. 333-212992 on Form S-3 and registration statement Nos. 333-192026, 333-192027, 333-203105, 333-212993, and 333-219988 on Form S-8 of Biostage, Inc. and subsidiaries (the Company) of our report dated April 2, 2018, with respect to the consolidated balance sheets of Biostage, Inc. as of December 31, 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in this current report on Form 10-K.

Our report dated April 2, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and will require additional financing to fund future operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ KPMG LLP

Cambridge, Massachusetts
March 29, 2019